Exhibit 99.2

                                  TAPIOCA CORP

          MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY HELD ON
  APRIL 18, 2014 AT LASI, VASILE LUPU NR. 83, BL. D1, SC. B, SUITE 37, ROMANIA


PRESENT:  Slav Serghei

Slav Serghei took the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES

WHEREAS various subscribers have agreed to subscribe for and have paid for shares of common stock in the capital of the Company pursuant to the Company's registration statement on Form S-1, which was declared effective on (date) ;

UPON MOTION, IT WAS RESOLVED that 3,500,000 shares of common stock in the capital of the Company subscribed for as follows at a price of $0.001 per share be issued as fully paid and non-assessable to the subscriber:

Name of Subscriber                                    Number of Shares
------------------                                    ----------------
  Slav Serghei                                            3,500,000


TERMINATION OF MEETING

UPON MOTION, IT WAS RESOLVED that the Meeting terminate.


                                   /s/ Slav Serghei
                                   --------------------------------
Slav Serghei                       Recording Secretary